Exhibit 10.1

FABRICATION CONTRACT

This Fabrication Contract, together with all exhibits hereto, is made and entered into by and between Helmerich & Payne International Drilling Co., a Delaware corporation (hereinafter referred to as “H&P”) and Southeast Texas Industries, Inc., a Texas corporation (hereinafter referred to as “Fabricator”) effective this 1st day of December, 2006.

It is agreed as follows:

1.             CONTRACT.  This document, and the documents referred to herein, which are incorporated herein by reference, including all the documents contained in H&P’s fabrication specifications which are attached hereto as Annex 1 (as said documents may have been revised for the purposes of this contract), and all of the Exhibits attached hereto, and the drawings identified in Annex 1 shall constitute the entire contract (hereinafter referred to as the “Contract”) between the parties with regard to the fabrication and delivery of the work described herein by Fabricator.

2.             DESCRIPTION OF THE WORK.  Subject to the provisions of Paragraphs 12 and 18 hereof, the work to be performed by Fabricator is described in Annex 1 (the “Work”).  Wherever reference is made herein to the “Work,” such reference shall be to all or any portion of the Work as applicable under the circumstances.

Fabricator shall at its sole risk, cost and expense furnish all the labor, equipment, supplies and materials, except such equipment, supplies, materials and labor which under the express provisions of the Contract is to be furnished by H&P, to construct and fabricate the Work, together with accessories, and auxiliary parts and/or components at Fabricator’s yard facilities located in Bridge City, Buna, Orange,

Nederland and Vidor, Texas, and shall construct and fabricate the same in accordance with the Contract and the plans and specifications identified in Annex 1.

3.             IDENTIFICATION OF THE CONTRACT.  The Work includes certain equipment and materials which are to be furnished by H&P, and it is the intent of this Contract that title to said equipment shall remain at all times in H&P and that title to the Work and the materials, equipment, parts, and supplies furnished by Fabricator shall also pass to H&P, as the same are identified to the Contract.

With respect to the materials, equipment, parts, and supplies furnished by Fabricator, the same shall be identified to the Contract in the following manner.  At such time in the process of fabrication of the Work as any materials, equipment, parts, and supplies to be consumed in fabrication of, to become a part of, or to be incorporated into the Work reach the Fabricator’s yard facilities, identification to the Contract of such materials, equipment, parts, and supplies will have occurred.

During the period from the time any materials, equipment, parts, or supplies have become identified to the Contract as aforesaid until such time as the Work is completed and delivered to H&P, such materials, equipment, parts, and supplies shall remain, to the extent possible, segregated in an area reserved for H&P in each of Fabricator’s yards (“H&P Area”) and, to the extent possible, shall not be removed to any other part of Fabricator’s facilities or elsewhere, or commingled with any materials, equipment, parts, supplies, or other items not belonging to H&P.  During said period, the H&P Area in each of Fabricator’s yards shall be used, to the extent possible, exclusively for the storage and the fabrication of the Work.

If through the use of reasonable efforts Fabricator is unable to perform all the Work within the H&P Area, then Fabricator shall remove to other areas of Fabricator’s yard(s) only those materials, equipment, parts and supplies necessary to perform such portion of the Work.  In such event, Fabricator shall not, to the extent possible, commingle outside of the H&P Area any materials, equipment, parts and supplies which have been identified to the Contract with any property of Fabricator or third parties.

Fabricator, before bringing any materials, equipment, parts, or supplies into the H&P Area, shall, to the extent possible, partition off said Area into which such materials, equipment, parts, or supplies are to be kept from the remainder of Fabricator’s facilities and shall post conspicuous, legible signs, satisfactory to H&P, indicating that all such materials, equipment, parts, and supplies are the property of H&P and are not to be removed from such H&P Area, and further indicating that any materials, equipment, parts, or supplies other than those to be consumed by, be incorporated into, or become a part of H&P’s Work are not to be brought into such Area.

All materials, equipment, parts, and supplies identified to the Contract shall be labeled and identified by metal tags, metal plates, or metal bands, where appropriate (and by stenciling or otherwise marking where inappropriate), bearing the inscription “Helmerich & Payne International Drilling Co.,” or “Rig Number” as H&P may direct.  H&P shall at all times have the right to inspect Fabricator’s identification process and procedure.

With respect to any equipment, materials, parts, or supplies furnished by H&P to Fabricator, the same shall immediately be placed in the H&P Area and shall be subject to the same provisions hereinabove set forth with respect to equipment, parts, materials, and supplies furnished by Fabricator.

4.             REPRESENTATIONS AND RESPONSIBILITIES OF FABRICATOR.

Fabricator represents and undertakes that:

A.            It has the required skills and capacity to perform, and shall perform the Work in the best professional manner using state of art techniques and sound procurement, construction, project management, and supervisory practice, all in accordance with the requirements of this Contract and with the highest standards of workmanship for similar kinds of work in the petroleum industry;

B.            It shall execute the Work continuously and diligently with all due care and using qualified and competent personnel and shall execute and complete the Work in accordance with the highest standard of workmanship for similar kinds of work in the petroleum industry and in strict accordance with the provisions of this Contract and the plans and specifications identified in Annex 1;

C.            It shall obtain all authorizations, permits and licenses necessary for the performance of the Work;

D.            It shall perform the Work in compliance with all applicable laws and regulations that are in effect on the effective date of this Contract and that have become effective during the performance of the  Work;

E.             It is responsible for safety during the performance of the Work and shall provide all reasonable and necessary safeguards to ensure the safety and protection of Fabricator’s facilities and of all persons and other property associated with the Work;

F.             It shall arrange for complete handling of all materials, equipment and other items required for the performance of the Work, including inspection expediting, shipping, unloading, receiving, temporary storage, customs clearance and claims, except as may otherwise may be expressly provided in this Contract;

G.            It shall remove or replace or have removed or replaced any personnel performing the Work that H&P requests Fabricator to remove or replace, and H&P shall not unreasonably make any such requests;

H.            It shall use effective quality assurance programs in performing the Work which shall comply with all codes and practices applicable to the Work or as may be specified by H&P.  H&P has the right, at any time, to review and accept or reject such quality assurance programs;

I.              Fabricator shall comply with all immigration laws of the United States, and it represents to H&P that all Fabricator’s employees or agents assigned to perform the Work under this Contract who are not United States citizens are legally entitled to perform the Work;

J.             All the representations of Fabricator and of its subcontractors required in this Contract are material and will survive the completion of the Work or termination of this Contract for a period of one (1) year.

5.             PAYMENT.

A.            As full compensation for the Work, H&P shall pay to Fabricator the Contract Price made up of the Time and Material Rates set forth in Exhibit A.  The Time and Material Rates shall include all actual and documented costs, profit, taxes, duties, expenses and charges associated directly or indirectly with performing the Work and the cost of purchasing services related to any operating and commissioning supplies, spare parts, storehouse stocks, maintenance tools and any other items which H&P requests Fabricator to purchase on a Time and Material Rate basis.

B.            Fabricator shall not be entitled to any payment on account of any materials, equipment, parts, or supplies that have not become identified to the Contract, and Fabricator shall not be entitled to any payment on account of any labor performed as to materials, equipment, parts, or supplies in which such labor was performed and have not become identified to the Contract.

C.            On the fourth working day of each week after the Effective Date, Fabricator shall submit to H&P Time and Material invoices earned and/or expended by Fabricator for the previous week.  Separate Time and Materials invoices shall be prepared for each rig number and will provide subtotals for the following categories:

•                  STI Direct Labor Charges

•                  Sub-Contract Fabrication Labor Charges

•                  Material Charges

•                  Machine Shop Charges

•                  Paint Sub-Contractor Charges

•                  Other 3rd Party Charges on a Per Party Basis

•                  Freight Charges

Supporting documentation shall be provided for payments shown to be due in each invoice based on the actual number of labor hours expended and the actual expenditures for materials and 3rd party charges.

If, in H&P’s opinion, the actual number of labor hours expended or the actual expenditures for materials varies at any time from the amounts stated for the corresponding invoice period, H&P may dispute Fabricator’s invoice.

D.            Within 10 days of H&P’s receipt of an invoice submitted in accordance with this Paragraph 5, H&P shall pay to Fabricator all amounts shown on that invoice that are properly owing and due to Fabricator less:

(i)             all amounts of credits then owing to H&P;

(ii)            any previous payments on account made by H&P;

(iii)           any statutory retention required by an applicable lien statute or any amount claimed by any person under that statute of which H&P has notice or both;

(iv)          any amount which H&P has notified Fabricator is an amount in dispute; and

(v)           any withholding amount required to be withheld by any governmental authority or applicable law.

All invoices submitted to H&P by Fabricator shall be sent to H&P as required by Paragraph 16 of this Contract.

E.             As to any disputed invoices, or portions thereof, the parties agree to mediate same, not less than monthly, in an attempt to resolve same without third party intervention.  In the event disputed invoices, not resolved through mediation, exceed $250,000.00 in the aggregate, the parties agree to submit same to third party mediation in Harris or Jefferson County, Texas, with mediation to be scheduled within sixty (60) days of notice from Fabricator that unresolved disputed invoices (or portions thereof) exceed $250,000.00 in the aggregate.  The parties will jointly select the third party mediator, who will serve as mediator for all disputes under this Paragraph 5E.  To the extent disputed invoices are not resolved through assisted third party mediation, all rights of the parties under applicable law shall be reserved to be pursued by the parties as they see fit and the parties shall have no obligation to mediate such dispute under Paragraph 21B of this Contract.

F.             Pursuant to mutual written agreement of the parties hereto, this Contract may be amended to provide that certain portions of the Work will be performed on fixed price basis.  In such event, the parties shall agree to delivery dates for completion of each phase of the Work and liquidated damages for late delivery.

6.             PROPRIETARY INFORMATION.  All drawings, designs, computer models and other information pertaining to the Work (and the rig to which the Work relates) including without limitation all information which Fabricator, directly or indirectly, has acquired or acquires from H&P or its affiliates concerning the technical and business activities and know-how of H&P or its affiliates, (“Proprietary Information”) shall be, and remain, the property of H&P.  Fabricator shall not duplicate said drawings, designs, computer models or other Proprietary Information, except as required for completion of the Work.  Upon completion of the Work, Fabricator shall (i) remove from its computer system(s) and destroy all electronic images or information directly or indirectly relating to the design or engineering of the Work; (ii) deliver to H&P all drawings, designs, diagrams, sepias, computer models, and other Proprietary Information and all copies of the same, except one copy of the “as builts” which shall be retained by Fabricator for its files to be used solely in connection with its warranty hereunder; and (iii) provide to H&P one set of original “as built” red-line plans covering the Work.  Each such drawing or diagram retained by Fabricator shall be clearly marked as the “Property of Helmerich & Payne International Drilling Co.” and shall bear the legend: “Any use of this drawing or diagram other than with the express consent of Helmerich & Payne International Drilling Co. is strictly prohibited and unlawful.”  Fabricator shall not furnish to any third party, without H&P’s consent, any copy (whether in paper form or electronic form) of any drawing, design, diagram, sepia or other Proprietary Information prepared as a part of the Work.  Fabricator shall immediately notify H&P of any design defect or defects in the specifications and or fabrication, should Fabricator become aware of the same.

7.             COMPLETION, DELIVERY AND ACCEPTANCE.  Fabricator shall continuously and diligently complete each portion of the Work and tender delivery of each portion of the Work to H&P by written notice.

The Work shall not be tendered for delivery to H&P unless:

A.            The Work has been fully completed and constructed in strict accordance with the plans and specifications heretofore identified (and subsequent modifications, if any, made in accordance with the terms of the Contract); and

B.            The inspections and tests referred to in Paragraph 13 hereof have been completed to the reasonable satisfaction of H&P, having regard to the plans and specifications heretofore identified and subsequent modifications, if any, made in accordance with the terms of the Contract.

H&P shall be deemed to have accepted Fabricator’s written tender of delivery unless it notifies Fabricator of its rejection of such tender (together with the reasons therefor) within two (2) business days of H&P’s receipt of Fabricator’s written tender-of-delivery notice.  Acceptance of the Work shall transfer to H&P risk of loss.

8.             DELAY.  Fabricator shall not be deemed in default of the performance of any of its obligations for any delay in the delivery of any portion of the Work to the extent that such delay is caused by any of the following occurrences:

A.            Delay caused by change orders as defined in Paragraph 12, provided that at the time of submission of such change order to H&P, Fabricator has advised H&P in writing of the probable delay arising from such request and H&P has agreed to such delay and authorized in writing the requested change to proceed;

B.            Delay caused by the late delivery of any equipment or parts to be supplied by H&P;

C.            Delay caused by late delivery of an item of equipment or parts of the Work to be supplied by Fabricator, only in those cases where (i) H&P has requested in writing that such item of equipment or part be supplied by a particular named third party supplier, other than the supplier specified in H&P’s fabrication specifications and (ii) Fabricator has notified H&P in writing not more than three (3) days after receipt of such request that there is good reason to believe that delivery of the item by the supplier will cause delivery of the Work to be delayed (in which notice Fabricator shall have set forth the factual basis for such belief and the time within which the item of equipment must be received by Fabricator if delivery of the Rig is not to be delayed), and unless H&P within two (2) days from the date of receipt of such notice, either names an alternate supplier from whom the item may be purchased or itself assumes responsibility for ordering the item and obtaining delivery within the time set forth in such notice;

D.            If any performance of Fabricator under this Contract is prevented, hindered, delayed or otherwise made impracticable or burdensome by reason of any of the following events

(a)             Acts of God,

(b)            Riots,

(c)             Fires, or

(d)            Floods,

Fabricator shall be excused from performance to the extent that such performance is necessarily prevented, hindered, delayed or otherwise made impracticable by the foregoing event(s) (a) through (d).  Performance of any obligation excused under this paragraph shall be resumed as soon as reasonably practical after the event ceases.

9.             ALLOCATION OF RISK AND INDEMNITIES.

A.            With respect to any loss or damage to property (other than loss or damage to (i) the Work or damage to property either belonging to or furnished by H&P and to be incorporated in the Work and (ii) the property described in Paragraphs C and D of this Paragraph 9) occurring at the facilities of Fabricator and during the performance of the Contract it is agreed as follows:

(1)          Fabricator agrees to protect, indemnify, defend and hold H&P and H&P’s parent and affiliates and underwriters and their respective officers, directors, employees, contractors, and agents free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation court costs and attorneys’ fees) arising in favor of Fabricator, Fabricator’s parent and affiliates and underwriters, and/or their respective employees, agents, principals, officers, directors, invitees, subcontractors (or their servants) or representatives, or any survivor of any of the foregoing on account of loss or damage to any property of any of such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether H&P and/or its parent, affiliates, and/or others may have been wholly, partially or solely negligent or otherwise at fault or any defect in premises, goods, equipment, or materials, irrespective of whether same preexisted the Contract.

(2)            H&P agrees to protect, indemnify, defend and hold Fabricator and Fabricator’s affiliates and underwriters free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation court costs and attorneys’ fees) arising in favor of H&P and/or its officers, employees, agents, principals, affiliates, invitees, subcontractors (or their servants) or representatives on account of loss or damage to any property of any such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether Fabricator and/or its affiliates and/or others may have been wholly, partially or solely negligent or otherwise at fault or any defect in premises, goods, equipment, or materials, irrespective of whether same preexisted the Contract.

B.            With respect to bodily injuries or death resulting from occurrences at the facilities of Fabricator during performance of the Contract is agreed as follows:

(1)            Fabricator agrees to protect, indemnify, defend and hold H&P and H&P’s parent, affiliates, and underwriters and their respective officers, directors, employees, contractors, and agents free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation court costs and attorneys’ fees) arising in favor of Fabricator, Fabricator’s parent and affiliates and underwriters, and/or their respective employees, agents, principals, officers, directors, invitees, subcontractors (or their servants) or representatives, or any survivor of any of the foregoing on account of injury to or death of any such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether H&P and/or its parent, affiliates, and/or others may be wholly, partially or solely negligent or otherwise at fault, or any defect in goods, equipment, or materials, irrespective of whether same preexisted the Contract.

(2)            H&P agrees to protect, indemnify, defend and hold Fabricator and Fabricator’s affiliates and underwriters free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation, court costs and attorney fees) arising in favor of H&P and/or any of H&P’s employees, agents, principals, officers, affiliates, invitees, subcontractors (other than Fabricator) or representatives, or any survivor of any of the foregoing, on account of injury to or death of any such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether Fabricator and/or its affiliates and/or others may be wholly, partially or solely negligent or otherwise at fault, or any defect in premises, goods, equipment, or materials, irrespective of whether same preexisted the Contract.

C.            All machinery, tools, material, and equipment furnished by H&P or otherwise identified to the Contract and not incorporated into the Work shall, at the completion or abandonment of the Work, be returned or incorporated in the Work and delivered to H&P in as good condition as when received by Fabricator.  Fabricator, except for reasonable wear occasioned by use in performance of the Work hereunder, shall be liable to H&P for any loss or damage to such machinery, tools, material and equipment provided that Fabricator’s liability to compensate H&P shall not exceed the amount of Fabricator’s insurance as specified herein.

D.            Fabricator shall examine visually all equipment, machinery, tools, and or other items furnished by H&P and if any defects are found therein, sufficient to make the use of any such items unsuitable or unsafe, Fabricator shall immediately notify H&P of such defect or defects and H&P shall replace the defective items.  Should Fabricator fail to make such examination or fail to report a defect or defects in such an item or items, Fabricator shall be deemed to have assumed all risks and all liability for any mishap which may occur by reason of failure or defects in such equipment, machinery, tools, or other items except for failure due to latent defects that could not be ascertained from a visual inspection.  Fabricator shall have the right to insist on an inspection of any such equipment, materials and or other items by H&P’s representative before accepting the same or incorporating it in the Work, on notification to H&P’s representative of the arrival of the same.

10.           INSURANCE.  At all times during the performance of Work hereunder, Fabricator agrees to carry and maintain in force at least the following types of insurance:

A.            Workmen’s Compensation Insurance in accordance with the laws of the appropriate state and federal jurisdiction in which the Work is to be performed.  This coverage shall contain the following special endorsements:

(1)            Employer’s Liability coverage with limits of not less than $1,000,000 per accident.

(2)            U.S. Longshoremen and Harbor Workers’ Act coverage and Outer Continental Shelf Lands Act coverage, if applicable to the Work.

(3)            Employers’ Liability arising out of Maritime operations including coverage for benefits and damages under the Jones Act with limits of $1,000,000 per accident.

(4)            “Borrowed Servant” endorsement providing that a Worker’s Compensation claim brought against H&P by a Fabricator employee will be treated as a claim against Fabricator.

(5)            “In rem” endorsement providing that a claim “in rem” shall be treated as a claim against Fabricator.

B.            Comprehensive General Liability Insurance, including contractual liability with combined single limits of $1,000,000 for injuries to or death of persons and damage to property per occurrence.

C.            Automobile Liability Insurance for liability arising out of all owned, non-owned and hired vehicles with combined single limits of $1,000,000 for injuries to or death of persons and damage to property per occurrence.

D.            In the event watercraft are used by Fabricator, Fabricator shall carry or require owners of such watercraft to carry Protection and Indemnity Insurance in an amount of not less than the market value of the vessel or $1,000,000, whichever is greater, with Charterer’s Limitation Clause deleted.

E.             Excess Liability coverage with limits of Five Million and no/100 Dollars ($5,000,000) excess of all primary liability coverage.

Fabricator’s insurance described herein shall be endorsed to provide that the underwriters waive their right of subrogation against H&P and its insurer, parent, subsidiaries affiliated companies, co-venturers and their respective employees and agents, in respect of the risks assumed by Fabricator hereunder.  H&P will, as well, cause its insurers to waive subrogation against Fabricator in respect of the risks assumed by H&P hereunder.  All policies of insurance provided by Fabricator shall be carried with insurance companies which are satisfactory to H&P, and such policies and shall be primary as to any other valid and collectible insurance which may be carried by H&P in respect of the risks assumed by Fabricator hereunder.  Fabricator shall cause H&P, its parent, and their respective agents, employees and affiliates to be named as additional insured on all of said policies except those in Section A above.

H&P and Fabricator hereby waive the right to subrogate against each other.

Prior to the commencement of the Work, Fabricator or any of its subcontractors, will provide H&P with Certificates of Insurance evidencing that Fabricator or its subcontractors are in compliance with all of the above requirements.  Said Certificate will provide that H&P will be given thirty (30) days’ prior notice of cancellation or material alteration of any of the insurance policies specified in the Certificate.  Upon request, Fabricator shall permit H&P to examine any of the insurance policies specified herein.  Fabricator shall require its subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing any Work hereunder insurance coverage acceptable to Fabricator and furnish Fabricator acceptable evidence of such insurance.  Fabricator shall require all insurance policies carried by subcontractors to contain endorsements waiving insurers’ rights of subrogation against H&P and its insurers, parent, subsidiaries, affiliated companies, co-venturers and their respective employees and agents.

11.           PATENT INDEMNITY.  Fabricator agrees to indemnify and hold harmless H&P against claims of third persons for damage sustained by reason of the infringement of patent rights with respect to materials, processes, machinery or equipment selected and used by Fabricator in performing its Work; and H&P agrees to indemnify and hold Fabricator harmless against claims of third persons for damages sustained by reason of infringement of patent rights with respect to materials, processes, machinery or equipment supplied or selected or specifically required by H&P or other party on behalf of H&P and against claims arising out of any plans or drawings provided to Fabricator by H&P, provided, however, that the indemnitee shall notify the indemnitor of the filing of any suit so as to permit the timely filing of an answer thereto, and upon such notice the indemnitor shall have the obligation to assume the full defense as such suit with attorneys of the indemnitor’s selection and shall have the right to settle such suit in the indemnitee’s name, and further provided that the indemnitee will fully cooperate with the indemnitor in the defense of such suit.

12.           CHANGES IN WORK AND CHANGE ORDERS.

A.            H&P retains the right at any time to (i) make changes to all or any portion of the Work, (ii) change the sequence of Fabricator’s performance or delivery of any portion of the Work, and (iii) eliminate any portion of the Work from this Contract and transfer such Work to other fabricators.  Fabricator will immediately notify H&P if a proposed change in all or any portion of the Work or in the delivery sequence of such Work will potentially delay the scheduled delivery of such Work.

B.            In the event that this Contract is amended to provide that all or a portion of the Work will be performed on a fixed price basis, then any change to such fixed price work must be initiated by change order as provided in this Paragraph 12B.  For work performed on a fixed price basis, a change order will be defined as: “A change in the construction or fabrication effort beyond the original scope of the Work which increases or decreases Fabricator’s expense.”  Fabricator will submit in writing to H&P a change order (together with supporting sketches, drawings and instructions reasonably describing the change order), which shall specify the increase (or decrease) in cost associated with the “change” within such time as is reasonable and will not result in delays.  H&P will approve or reject said change order within a seventy-two (72) hour period.  Should the “Change” decrease Fabricator’s expense, Fabricator will submit to H&P in a change order the cost decrease including prorated profit associated with the “change.”  In the event that H&P and Fabricator cannot agree upon the extra cost or cost savings of such change, then at the option of H&P, to be exercised within said seventy-two (72) hour period, the change or addition will be performed (or the decrease will be calculated) on a time and material basis having regard to industry standards and practices and at labor rates and material rates as set forth in Exhibit A.   H&P will not be required to grant, nor will it consider, requests for increased compensation due to “changes” unless its authorized representative at the site has signed the change order either approving Fabricator’s specified increased cost, or has signed the same approving the change on a time and material basis, in advance of the performance of the Work incorporating the change.  With regard to time and material change orders, all personnel time cards and equipment charge sheets shall be submitted to H&P for approval within forty-eight (48) hours of labor being performed or equipment being used.  In the event such time cards or charge sheets are not submitted to H&P within such forty-eight (48) hour period, then H&P shall have no obligation to pay Fabricator for such costs.

Notwithstanding anything to the contrary in this Paragraph 12B, Fabricator must provide H&P with an invoice for each approved time and materials change order within thirty (30) days of the completion of the work attributable to each such change order.  The invoice amount shall not exceed the total aggregate amount of H&P-approved personnel time cards and equipment charge sheets.  If Fabricator fails to provide such invoice within such thirty (30) day period, then Fabricator shall have waived the right to receive all compensation attributable to such time and materials change order.

If such changes or additions involve a change in the delivery date, H&P and Fabricator shall mutually agree in writing in the change order of the amount of time that the delivery date will be extended.  Extensions of time due to changes increasing the time to do the Work shall be subject to offset by any changes reducing the time.  Unless Fabricator requests such an extension of time in the written change order prior to proceeding with the change, it shall not be entitled to any extension of time, irrespective of cause.  If the parties are unable to agree to an extension of time, then at H&P’s option (i) the change in the Work will be performed without prejudice to the claim of either party on the issue of extension of time, but such change shall not proceed without the express written election of H&P to proceed or (ii) H&P shall furnish, at H&P’s cost, sufficient non-Fabricator personnel to perform such change order work and no surcharge or other fee shall be charged by Fabricator with regard to such work.

H&P may from time to time require Fabricator to make reasonable studies, proposals, or estimates related to the Work described herein or related to the functioning of the Work.  Fabricator will furnish the same to H&P within a reasonable period of time.

No waiver by H&P of any of the change order provisions described in this Paragraph 12B for any particular change order shall constitute a waiver of H&P’s rights to enforce the change order provisions with regard to all other change orders.  In addition, no failure on the part of H&P to exercise and no delay in exercising and no course of dealing with respect to any right, power or privilege under this Paragraph 12B shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or exercise of any other right, power or privilege under this Paragraph 12B.

13.           INSPECTION AND TESTS.  During fabrication, tests and trials, H&P or its accredited representatives shall have access to inspect the Work at all reasonable times.  H&P shall bear the costs involved in such access and inspection but shall not be required to compensate Fabricator for reasonable use of Fabricator’s facilities in connection therewith.  Fabricator will perform all of the tests and trials required of Fabricator in any of the contract documents, and shall give H&P at least one (1) days written notice or facsimile notice of the date thereof on all major equipment.  This shall be coordinated with H&P’s on-site DNV representative.

All of the workmanship and material required under this Contract, while the same is in the process of fabrication, erection, construction, installation, and performance, shall be inspected promptly by H&P’s representative, who shall be given adequate notice by Fabricator before the material or workmanship is covered, concealed or obscured, and who shall promptly accept or reject the same in accordance with the Contract and the plans and specifications.  All workmanship and operational practices of Fabricator shall be in accordance with the highest standards of workmanship for similar kinds of work in the petroleum industry, and all material, machinery and equipment supplied by Fabricator and incorporated in the Work shall be in accordance with the Contract.

14.           WARRANTIES.

A.            With respect to any and all equipment obtained from third parties by Fabricator and incorporated in the Work, Fabricator hereby transfers to H&P, to whatever extent Fabricator can legally do so, all warranties and guarantees made by the manufacturers thereon and Fabricator’s vendors and suppliers thereof, and such transfers (to be evidenced by additional instruments that H&P may reasonably require) shall constitute full performance by Fabricator of Fabricator’s obligations with regard to such equipment, all other responsibility and any warranty on the part of Fabricator in connection therewith being expressly excluded and negated.  Fabricator will use all reasonable efforts and will cooperate with H&P in order to enforce any claims against manufacturer’s defects or under warranties that may occur.  Notwithstanding the foregoing, Fabricator warrants that the Work will be fabricated and completed in strict accordance with the Contract.

Fabricator shall obtain a one-year transferable written warranty which shall warrant that all steel included in the Work shall be free of defects.  Such warranty shall be fully transferable to H&P without cost to H&P.

B.            Fabricator will be responsible for (i) faulty or defective material or workmanship, and (ii) all materials, equipment and workmanship that does not meet the specifications described in this Contract (including Annex 1 attached hereto) and furnished by Fabricator or its subcontractors or representatives (but subject to the exclusions and limitations of Fabricator’s responsibility set forth in Paragraph A above).  Fabricator will warrant the items described in 14B(i) and (ii) for a period of 360 days from the date that the Work is accepted by H&P.  In the event that written notice to Fabricator of a claim against the warranties specified in this Paragraph 14B is sent within such 360-day period, then such notice shall constitute the proper filing of a warranty claim by H&P.  Fabricator reserves the right to inspect and verify the nature of the warranty claim at its sole cost and expense, before any action is taken.  Such verification shall be undertaken within seventy-two (72) hours of receipt of such claim.  H&P’s commitment to a seventy-two (72) hour delay is, however, subject to such delay not prejudicing H&P in its contractual relationship with and obligations to the Operator of the rig.

H&P may require Fabricator to make repairs or replacements at the rig location where the Work is located.

If, in H&P’s judgment, the repairs cannot be reasonably effected at said rig location, then Fabricator will make repairs or replacements (as may be appropriate) at one of its yard facilities located at Buna, Bridge City, Orange, Nederland or Vidor, Texas, with the expense of transporting the Rig and/or rig components to or from said yard to be borne by H&P.

H&P may have such repairs or replacements made elsewhere if H&P deems necessary, but shall consult in advance with Fabricator before making the same, and Fabricator shall pay the cost of such repairs or replacements no later than 15 days from the date of H&P’s invoice therefore.  Fabricator shall have no responsibility whatsoever with respect to any defective or faulty workmanship not reported in writing to Fabricator within said three hundred sixty (360) day period; deficiencies reported after said three hundred sixty (360) day period shall be the exclusive responsibility of H&P.

Fabricator makes no warranties or representations whatsoever other than those expressly set forth in this Contract, and any other warranties, which might otherwise be implied, are hereby expressly excluded and negated.

15.           TAXES AND PERMITS.  Fabricator agrees to pay all taxes, licenses, and fees levied or assessed in connection with or incident to, the performance of this Contract by the state in which the Work is to be performed or by the federal government for unemployment compensation insurance, old age benefits, social security, or any other taxes upon wages of Fabricator, its agents, employees, and representatives.

Fabricator agrees to reimburse H&P on demand for all such taxes or government charges, state or federal, which H&P may be required or deem it necessary to pay on account of employees of Fabricator or any subcontractor and to furnish H&P with the information required to make necessary reports and to pay such taxes or charges, and at its election, H&P is authorized to deduct all sums so paid for taxes and governmental charges from such amounts as may be or become due or owing to Fabricator hereunder.

Fabricator agrees to be responsible for the acquisition of all necessary permits from regulatory bodies having jurisdiction over the Work to be performed hereunder and for required and necessary permits covering related facilities.  Fabricator is to notify H&P in detail of all conditions imposed by such bodies in connection with issuance of such permits.  Fabricator shall be solely responsible for compliance therewith to the extent of its obligations hereunder and shall indemnify and hold H&P harmless from and against all fines, penalties, losses, claims, and demands, or judgments arising out of, or in any way connected with the noncompliance with any such conditions.  Fabricator agrees to obtain and maintain all necessary up-to-date permits and certificates relative to its equipment, machinery, tools and other appliances.

Fabricator agrees to pay all claims for labor, material, services, and supplies furnished by Fabricator hereunder and agrees to allow no lien or charges to be fixed upon the Work, equipment, machinery, materials or other property connected with the Work and Fabricator agrees to indemnify, protect, and save H&P harmless from and against all such claims of liens.  Before any payments are made by H&P to Fabricator,

H&P may require Fabricator to furnish evidence satisfactory to H&P that there are no unsatisfied claims for labor, materials, equipment, and supplies or for injuries to persons or property not covered by insurance.

16.           NOTICES.  All notices or communications hereunder shall be in writing and shall be express mailed postage prepaid or hand delivered as follows:

If to H&P:	Helmerich & Payne International Drilling Co.
1437 South Boulder Avenue, Suite 1400
Tulsa, OK 74119-3623

Attention: Alan Orr and Jim Bishop

With a copy to: General Counsel

If to Fabricator:	Southeast Texas Industries, Inc.
P.O. Box 1449
Buna, Texas 77612

Attention: Paul Spence and Jim Wimberley
McPherson, Monk, Hughes, Wimberley & Steele
3120 Central Mail Drive
Port Arthur, TX 77642

17.           TAKEOVER.  In the event (i) of unreasonably slow progress, carelessness, inattention, or incompetency (as determined by H&P in its sole judgment) on the part of Fabricator in the performance of the Work; (ii) that a bankruptcy petition is filed against Fabricator, a receiver is appointed for Fabricator, or Fabricator becomes insolvent; or (iii) of Fabricator’s failure to comply with its obligations under this Contract, Fabricator shall be afforded a reasonable period of time, not to exceed a maximum of ten (10) days, to correct or remedy the matters complained of by H&P.  Should Fabricator, within the time afforded by H&P, fail to correct or remedy such matters to H&P’s satisfaction, then Fabricator will automatically be deemed to be in default of this

Contract and H&P shall have the right to take possession of the Work (including such partially constructed equipment or materials as have been generated or supplied by either party hereto) or discontinue the Work.  If H&P so elects, it may take possession of the Work (including, at no additional cost, so much of Fabricator’s yard as H&P believes is necessary to complete the Work), as well as any or all of Fabricator’s tools, machinery, and equipment reasonably necessary to continue the Work, and through H&P’s employees or employees of other contractors complete the Work contemplated by this Contract.  In the event that, at the time of notice of H&P’s dissatisfaction, a condition is present which represents, in H&P’s opinion, an imminent danger or hazard to the Work, H&P shall have the right to immediately take over the Work and choose to discontinue, abandon, or continue the Work as described above.  In the event of any such takeover, H&P shall be entitled to recover damages equal to the amount paid by H&P to complete the Work in excess of the Contract price set forth in Paragraph 1 hereof, together with reasonable attorney’s fees.  Nothing in this Paragraph 17 shall be in derogation of H&P’s other rights under this Contract.

18.           TERMINATION.  H&P may in its sole discretion terminate this Contract,  with or without cause for any reason whatsoever at any time by giving written notice of termination to Fabricator.  In the event of such termination, Fabricator shall be paid, pursuant to the terms of the Contract, for the Work performed and materials received up to the date of termination.  Fabricator shall allow H&P to review sufficient records, accounts, receipts, invoices and other documents so that H&P can satisfy itself that the amount due to Fabricator is reasonable.  Termination by H&P is not a breach of this

Contract and does not entitle Fabricator to any damages or claims except as expressly stated in this Paragraph 18.

Notwithstanding anything to the contrary in Paragraphs 12A and 18 of this Contract, unless H&P terminates this Contract for cause, then H&P shall not have the right to terminate this Contract until Fabricator has constructed and has been paid for the construction of ten (10) of the rigs described in Annex 1.

19.           INTERPRETATION.  The various documents comprising the Contract shall be interpreted so as to give meaning to each document and its separate provisions, as an integral part of the whole, PROVIDED, HOWEVER, where any irreconcilable inconsistency or conflict exists between any of the matters contained in one or more of the documents of the Contract and any other document thereof, then the terms, provisions and other matters contained in this Contract shall prevail over any of such matters contained in any of the other documents.

20.           CONSEQUENTIAL DAMAGES.  Neither Fabricator nor H&P shall be liable to the other for loss of profits, loss of business, loss of anticipated revenue or any other indirect or consequential damages or loss arising out of this Contract.

21.           GENERAL CONDITIONS.

A.            This Contract represents the entire agreement between the parties and supersedes all prior negotiations and agreements.  Any amendment hereof shall be in writing and signed by the party against whom it is sought to be enforced.

B.            This Contract shall be construed in accordance with the laws of the State of Oklahoma, and exclusive jurisdiction shall be vested in the federal court located in the Northern District of Oklahoma.  Notwithstanding the foregoing in this paragraph 21B, the parties will in good faith attempt to mediate any dispute arising under this Contract prior to instituting litigation.  The party desiring to mediate a dispute shall immediately provide a written mediation notice to the other party.  In the event that the parties are unable to resolve any particular dispute within sixty (60) days from the date of the mediation notice, then any further requirement to mediate is waived and the parties shall have the right to seek all available lawful remedies, including litigation.

C.            In the event any provision of this Contract, especially with regard to the indemnities for personal injury and death specified herein, are inconsistent with or contrary to any applicable federal, state or local law, rule or regulation, said provision shall be deemed to be modified only to the extent required to comply with said law, rule or regulation and as so modified, said provision and the Contract shall continue in full force and effect.

D.            H&P shall have the right, upon seventy-eight hours (78) prior notice, to audit during normal business hours at Fabricator’s office, that portion of Fabricator’s books and records covering the Work.  H&P’s audit rights shall continue for a period of two (2) years from the date of H&P’s acceptance of all the Work.

E.             No waiver by Fabricator or H&P of any default, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of such occurrence.  Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Contract will operate as a waiver of any other such right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

F.             Fabricator shall not subcontract any of the Work to third parties without the prior written consent of H&P.  This Contract shall not be assigned by Fabricator without the prior written consent of H&P.

G.            Notwithstanding anything to the contrary in this Contract, the parties acknowledge that H&P shall have the right, in its sole discretion, to have STI subcontractors (including without limitation machine shops, metal/steel preparation contractors, paint contractors) perform services directly for H&P without STI intervention or assistance.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day, month and year first written above.

HELMERICH & PAYNE INTERNATIONAL
WITNESS:	DRILLING CO.

/s/ Judy E. Kidd	By	/s/ Steven R. Mackey
Steven R. Mackey
Executive Vice President

SOUTHEAST TEXAS INDUSTRIES, INC.
WITNESS:

/s/ Gail Garrett	By	/s/ Paul Spence
Paul Spence
President